                                                                    EXHIBIT 10.1
================================================================================

                 SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of December 16, 2005

                                      among

                          BLACK WARRIOR WIRELINE CORP.,

                                  as Borrower,

          THE OTHER CREDIT PARTIES FROM TIME TO TIME SIGNATORY HERETO,

                               as Credit Parties,

                          THE LENDERS SIGNATORY HERETO

                               FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                   as Administrative Agent, Agent, and Lender



                            GE CAPITAL MARKETS, INC.

                                as Lead Arranger

================================================================================

                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
1.   AMOUNT AND TERMS OF CREDIT.....................................................     2
     1.1   Credit Facilities........................................................     2
     1.2   Swap Related Reimbursement Obligations...................................     6
     1.3   Prepayments..............................................................     8
     1.4   Use of Proceeds..........................................................    12
     1.5   Interest and Applicable Margins..........................................    12
     1.6   Eligible Accounts........................................................    15
     1.7   Intentionally Omitted....................................................    18
     1.8   Cash Management Systems..................................................    18
     1.9   Fees.....................................................................    18
     1.10  Receipt of Payments......................................................    19
     1.11  Application and Allocation of Payments...................................    19
     1.12  Loan Account and Accounting..............................................    20
     1.13  Indemnity................................................................    20
     1.14  Access...................................................................    22
     1.15  Taxes....................................................................    22
     1.16  Capital Adequacy; Increased Costs; Illegality............................    23
     1.17  Single Loan..............................................................    25
2.   CONDITIONS PRECEDENT...........................................................    25
     2.1   Conditions to the Initial Loans..........................................    25
     2.2   Further Conditions to Each Loan..........................................    27
3.   REPRESENTATIONS AND WARRANTIES.................................................    27
     3.1   Corporate Existence; Compliance with Law.................................    29
     3.2   Executive Offices, Collateral Locations, FEIN, Organizational Number.....    30
     3.3   Corporate Power, Authorization, Enforceable Obligations..................    30
     3.4   Financial Statements and Projections.....................................    30
     3.5   Material Adverse Effect..................................................    31
     3.6   Ownership of Property; Liens.............................................    32
     3.7   Labor Matters............................................................    32
     3.8   Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness    33
     3.9   Government Regulation....................................................    33
     3.10  Margin Regulations.......................................................    33
     3.11  Taxes....................................................................    34
     3.12  ERISA....................................................................    34
     3.13  No Litigation............................................................    35
     3.14  Brokers..................................................................    35
     3.15  Intellectual Property....................................................    36
     3.16  Full Disclosure..........................................................    36
     3.17  Environmental Matters....................................................    36
     3.18  Insurance................................................................    37
     3.19  Deposit and Disbursement Accounts........................................    37


     3.20  Government Contracts.......................................................   37
     3.21  Customer and Trade Relations...............................................   37
     3.22  Agreements and Other Documents.............................................   37
     3.23  Solvency...................................................................   38
     3.24  Subordinated Debt..........................................................   38
4.   FINANCIAL STATEMENTS AND INFORMATION.............................................   39
     4.1   Reports and Notices........................................................   39
     4.2   Communication with Accountants.............................................   40
5.   AFFIRMATIVE COVENANTS............................................................   40
     5.1   Maintenance of Existence and Conduct of Business...........................   40
     5.2   Payment of Charges.........................................................   40
     5.3   Books and Records..........................................................   41
     5.4   Insurance; Damage to or Destruction of Collateral..........................   41
     5.5   Compliance with Laws.......................................................   43
     5.6   Supplemental Disclosure....................................................   43
     5.7   Intellectual Property......................................................   43
     5.8   Environmental Matters......................................................   43
     5.9   Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate
           Purchases..................................................................   44
     5.10  Mortgages..................................................................   44
     5.11  Further Assurances.........................................................   36
     5.12  Certificates of Title......................................................   36
     5.13  Subordinated Noteholder Consents...........................................   44
6.   NEGATIVE COVENANTS...............................................................   47
     6.1   Mergers, Subsidiaries, Etc.................................................   47
     6.2   Investments; Loans and Advances............................................   47
     6.3   Indebtedness...............................................................   48
     6.4   Employee Loans and Affiliate Transactions..................................   49
     6.5   Capital Structure and Business.............................................   49
     6.6   Guaranteed Indebtedness....................................................   49
     6.7   Liens......................................................................   49
     6.8   Sale of Stock and Assets...................................................   50
     6.9   ERISA......................................................................   50
     6.10  Financial Covenants........................................................   51
     6.11  Hazardous Materials........................................................   51
     6.12  Sale-Leasebacks............................................................   51
     6.13  Cancellation of Indebtedness...............................................   51
     6.14  Restricted Payments........................................................   51
     6.15  Change of Corporate Name or Location; Change of Fiscal Year................   51
     6.16  No Impairment of Intercompany Transfers....................................   52
     6.17  No Speculative Transactions................................................   52
     6.18  Leases; Real Estate Purchases..............................................   52
     6.19  Changes Relating to Subordinated Debt; Material Contracts..................   52
7.   TERM.............................................................................   53
     7.1   Termination................................................................   53


     7.2    Survival of Obligations Upon Termination of Financing Arrangements.......   53
8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES..........................................   53
     8.1    Events of Default........................................................   53
     8.2    Remedies.................................................................   55
     8.3    Waivers by Credit Parties................................................   56
9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.............................   56
     9.1    Assignment and Participations............................................   56
     9.2    Appointment of Agent.....................................................   58
     9.3    Agent's Reliance, Etc....................................................   59
     9.4    GE Capital and Affiliates................................................   60
     9.5    Lender Credit Decision...................................................   60
     9.6    Indemnification..........................................................   60
     9.7    Successor Agent..........................................................   61
     9.8    Setoff and Sharing of Payments...........................................   61
     9.9    Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.   62
10.  SUCCESSORS AND ASSIGNS..........................................................   65
     10.1   Successors and Assigns...................................................   65
11.  MISCELLANEOUS...................................................................   66
     11.1   Complete Agreement; Modification of Agreement............................   66
     11.2   Amendments and Waivers...................................................   66
     11.3   Fees and Expenses........................................................   68
     11.4   No Waiver................................................................   69
     11.5   Remedies.................................................................   70
     11.6   Severability.............................................................   70
     11.7   Conflict of Terms........................................................   70
     11.8   Confidentiality..........................................................   70
     11.9   GOVERNING LAW............................................................   70
     11.10  Notices..................................................................   71
     11.11  Section Titles...........................................................   72
     11.12  Counterparts.............................................................   72
     11.13  WAIVER OF JURY TRIAL.....................................................   72
     11.14  Press Releases and Related Matters.......................................   72
     11.15  Reinstatement............................................................   73
     11.16  Advice of Counsel........................................................   73
     11.17  No Strict Construction...................................................   73


                               INDEX OF APPENDICES

Annex A (Recitals)          -    Definitions
Annex B (Section 1.8)       -    Cash Management System
Annex C (Section 2.1(a))    -    Closing Checklist
Annex D (Section 4.1(a))    -    Financial Statements and Projections -- Reporting
Annex E(Section 4.1(b))     -    Collateral Reports
Annex F (Section 6.10)      -    Financial Covenants
Annex G (Section 9.9(a))    -    Lenders' Wire Transfer Information
Annex H (Section 11.10)     -    Notice Addresses
Annex I (from Annex A -
Commitments definition)          Commitments as of Closing Date


Exhibit 1.1(a)(i)           -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)          -    Form of Revolving Note
Exhibit 1.1(b)(i)           -    Form of Term Note
Exhibit 1.1(c)(i)           -    Form of Notice of CapEx Advance
Exhibit 1.1(c)(ii)          -    Form of CapEx Note
Exhibit 1.1(d)(ii)          -    Form of Swing Line Note
Exhibit 1.5(e)              -    Form of Notice of Conversion/Continuation
Exhibit 4.1(b)              -    Form of Borrowing Base Certificate
Exhibit 9.1(b)              -    Form of Assignment Agreement

Schedule 1.1                -    Agent's Representatives

Disclosure Schedule 1.4     -    Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1     -    Type of Entity; State of Organization
Disclosure Schedule 3.2     -    Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)  -    Financial Statements
Disclosure Schedule 3.4(b)  -    Pro Forma
Disclosure Schedule 3.4(c)  -    Projections
Disclosure Schedule 3.4(d)  -    Fair Salable Balance Sheet
Disclosure Schedule 3.6     -    Real Estate and Leases
Disclosure Schedule 3.7     -    Labor Matters
Disclosure Schedule 3.8     -    Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11    -    Tax Matters
Disclosure Schedule 3.12    -    ERISA Plans
Disclosure Schedule 3.13    -    Litigation
Disclosure Schedule 3.15    -    Intellectual Property
Disclosure Schedule 3.17    -    Hazardous Materials
Disclosure Schedule 3.18    -    Insurance
Disclosure Schedule 3.19    -    Deposit and Disbursement Accounts


Disclosure Schedule 3.20    -    Government Contracts
Disclosure Schedule 3.21    -    Customer and Trade Relations
Disclosure Schedule 3.22    -    Material Agreements
Disclosure Schedule 3.24    -    Subordinated Notes and Subordinated Note Holders
Disclosure Schedule 5.1     -    Trade Names
Disclosure Schedule 6.3     -    Indebtedness
Disclosure Schedule 6.4(a)  -    Transactions with Affiliates
Disclosure Schedule 6.7     -    Existing Liens


    This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of December 16, 2005, among BLACK WARRIOR WIRELINE CORP., a Delaware corporation (the "Borrower"); the other Credit Parties from time to time signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as a Lender, as Swing Line Lender and as Agent for Lenders (in such capacity, "Agent" or "First Lien Agent"), and the other Lenders from time to time parties hereto.


                                    RECITALS

    WHEREAS, Borrower, Credit Parties, the Lenders and Agent are parties to that certain Credit Agreement dated as of September 14, 2001, as amended from time to time, including without limitation as amended and restated by that certain Amended and Restated Credit Agreement, dated as of November 14, 2004, and as further amended thereafter (as so amended prior to the date hereof, the "Original Credit Agreement"); and

    WHEREAS, Borrower has requested that Lenders amend and restate the Original Credit Agreement to increase the Revolving Loan Commitment to $15,000,000, to increase the Term Loan Commitment to $30,000,000, to extend an additional $5,000,000 facility to Borrower for the purpose of funding capital expenditures, to permit the Borrower to consummate the Acquisition (as defined below), and to permit the Borrower to incur certain subordinated indebtedness pursuant to the terms of the Second Lien Credit Agreement (as defined below) on the date hereof, as well as to modify the Original Credit Agreement in certain other respects, and subject to the terms and conditions hereof, the Lenders and Agent are willing to do so;

    WHEREAS, Borrower has agreed to continue to secure all of its obligations under the Loan Documents with a First Priority Lien in favor of Agent, for the benefit of Agent and Lenders, upon all of its existing and after-acquired personal and real property; and

    WHEREAS, all subsidiaries of Borrower are willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Agent and Lenders, a First Priority Lien upon all of such existing and after-acquired personal and real property of such subsidiaries to secure such guaranty and obligations; and

    WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree that the Original Credit Agreement is amended and restated as follows:

1.  AMOUNT AND TERMS OF CREDIT

    1.1 Credit Facilities.

        (a) Revolving Credit Facility.

            (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of
Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 1.5(e).

            (ii) Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender's Revolving Loan Commitment or, if less, such Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

            (iii) Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent's, the Swing Line Lender's or Revolving Lenders' right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default due to Borrower's failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $1,500,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Revolver Amount, and may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding more than 50% of the Revolving Loan Commitments.

        (b) Term Loan.

            (i) Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan (collectively, the "Term Loan") on the Closing Date to Borrower in an original principal amount equal to the lesser of (i) such Lender's Term Loan Commitment and (ii) such Lender's Pro Rata Share of an amount equal to 77% of the Forced Liquidation Value of all Eligible Term Equipment (as of the Closing Date, the Forced Liquidation Value of the Eligible Term Equipment is at least $39,200,000). The obligations of each Term Lender hereunder shall be several and not joint. The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b)(i) (each a "Term Note" and collectively the "Term Notes"), and, except as provided in Section 1.12, Borrower shall execute and deliver each Term Note to the applicable Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender's Term Loan Commitment, together with interest thereon as prescribed in Section 1.5. Subject to the terms and conditions hereof, $6,266,666.71 of the "Term Loans" extended under the Original Credit Agreement shall continue outstanding hereunder as a portion of the Term Loan, allocated pro rata to the Term Lenders based upon their Term Loan Commitments.

            (ii) Borrower shall repay the principal amount of the Term Loan in twelve (12) consecutive quarterly installments, each in the amount of $1,100,000 on the first day of each Fiscal Quarter, commencing on January 1, 2006 and continuing thereafter. The final thirteenth installment shall be due and payable on January 1, 2009, and shall be in the amount of $16,800,000 or, if different, the remaining principal balance of the Term Loan.

            (iii) Notwithstanding Section 1.1(b)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

            (iv) Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender's respective Term Loan Commitment.

        (c) CapEx Facility.

            (i) Subject to the terms and conditions hereof, each CapEx Lender agrees to make available to Borrower from time to time until the CapEx Commitment Termination Date its Pro Rata Share of advances (each, a "CapEx Advance"). The Pro Rata Share of the CapEx Loan of any CapEx Lender shall not at any time exceed its separate CapEx Loan Commitment. The obligations of each CapEx Lender hereunder shall be several and not joint. Until the CapEx Commitment Termination Date, Borrower may borrow under this Section 1.1(c); provided that after giving effect to such CapEx Advance, the CapEx Loan shall not exceed CapEx Borrowing Availability at such time, measured on a pro forma basis for any Eligible CapEx Equipment to be purchased with such CapEx Advance, and the other conditions precedent set forth in Sections 2.2 and 2.3 shall have been satisfied. Each CapEx Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than 11:00 a.m. (New York time) on the date that is ten (10) Business Days prior to the date of the proposed CapEx Advance. Each such notice (a "Notice of CapEx Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(c)(i), and shall include the information required in such Exhibit and in
Section 2.3 and such other information as may be required by Agent. If Borrower desires to have the CapEx Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 1.5(e).

            (ii) Except as provided in Section 1.12, Borrower shall execute and deliver to each CapEx Lender a note to evidence the CapEx Loan Commitment of that CapEx Lender. Each note shall be in the principal amount of the CapEx Loan Commitment of the applicable CapEx Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (each a "CapEx Note" and, collectively, the "CapEx Notes"). Each CapEx Note shall represent the obligation of Borrower to pay the amount of the applicable CapEx Lender's CapEx Loan Commitment or, if less, such CapEx Lender's Pro Rata Share of the aggregate unpaid principal amount of all CapEx Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate CapEx Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

            (iii) Borrower shall repay the CapEx Loan in eight (8) consecutive quarterly installments, each in an amount equal to 1/20th of the principal amount of the CapEx Loan funded on or prior to the CapEx Commitment Termination Date, on the first day of each Fiscal Quarter, commencing on January 1, 2007 and continuing thereafter. The final ninth installment shall be due and payable on January 1, 2009, and shall be in the amount of the entire remaining principal balance of the CapEx Loan. No payment with respect to the CapEx Loan may be reborrowed. Each payment of principal with respect to the CapEx Loan shall be paid to

Agent for the ratable benefit of each CapEx Lender making a CapEx Loan, ratably in proportion to each such CapEx Lender's respective CapEx Loan Commitment.

        (d) Swing Line Facility.

            (i) Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The provisions of this Section 1.1(d) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of
(A) the Swing Line Commitment and (B) the lesser of the Maximum Revolver Amount and (except for Overadvances) the Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time ("Swing Line Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(d). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(a). Any such notice must be given no later than 11:00 a.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one (1) Business Day's prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have such Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(d)(iii) or purchase participating interests in accordance with Section 1.1(d)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

            (ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(d)(ii) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

            (iii) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender

(including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(d)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

            (iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(d)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of
Section 1.1(d)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

            (v) Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(d)(iii) and to purchase participation interests in accordance with Section 1.1(d)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(d)(iii) or 1.1(d)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Index Rate thereafter.

        (e) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

    1.2 Swap Related Reimbursement Obligations.

        (a) Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a "Swap Related Reimbursement Obligation"). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

        (b) A Swap Related Reimbursement Obligation shall be due and payable by Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

        (c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest by reference to the LIBOR Rate:

            (i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

            (ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.13(b) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

            (iii) Notwithstanding the last paragraph of the definition of "LIBOR Rate", if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital's reasonable discretion indicates GE Capital's cost of funds.

        (d) Except as provided in the foregoing provisions of this Section 1.2 and in Section 11.3, Borrower shall not be obligated to pay to GE Capital or any of its Affiliates any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

        (e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

        (f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.8 of this Agreement.

    1.3 Prepayments.

        (a) Voluntary Prepayments; Reductions or Termination in Commitments. Borrower may at any time on at least five (5) days' prior written notice to Agent (i) voluntarily prepay all or part of the Term Loan or CapEx Loan, and/or (ii) permanently reduce or terminate the CapEx Loan Commitment and/ or (iii) permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount, (B) the CapEx Loan Commitment shall not be reduced to an amount less than the amount of the CapEx Loan then outstanding and
    (C) the Revolving Loan Commitment shall not be reduced to an amount less than the aggregate amount of the Revolving Loan and Swing Line Loan then outstanding. In addition, Borrower may at any time on at least ten (10) days' prior written notice to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Commitments shall be terminated. Any voluntary prepayment of the Term Loan or CapEx Loan, any reduction or termination of the CapEx Loan Commitment and any termination of the Revolving Loan Commitment must be accompanied by payment of the Fee required by Section 1.9(d) plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be. Upon any such reduction or termination of the CapEx Loan Commitment, Borrower's right to request CapEx Advances shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied; provided that any partial prepayments of the Term Loan or CapEx Loan shall be applied to prepay the scheduled installments of the Term Loan or CapEx Loan, as the case may be, in inverse order of maturity.

        (b) Mandatory Prepayments.

            (i) If at any time the aggregate outstanding balances of the Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Maximum Revolver Amount and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid in accordance with Section 1.1(a)(iii).

            (ii) If at any time the aggregate outstanding Term Loan exceeds (i) for the period commencing on the Closing Date to and including the date upon which Agent receives a new or updated appraisal of the Eligible Term Equipment performed by an Acceptable Appraiser at the request of Agent, 77%, or such lower percentage as the Agent shall determine in its sole discretion from time to time, or (ii) at all other times, 75%, or such lower percentage as the Agent shall determine in its sole discretion from time to time, of the Forced Liquidation Value of Eligible Term Equipment, Borrower shall immediately repay the aggregate outstanding Term Loan to the extent required to eliminate such excess.

            (iii) If at any time the aggregate outstanding CapEx Loan exceeds the lesser of (A) the Maximum CapEx Amount and (B) 75%, or such lower percentage as the Agent shall determine in its sole discretion from time to time, of the Forced Liquidation Value of the Eligible CapEx Equipment, Borrower shall immediately repay the aggregate outstanding CapEx Advances to the extent required to eliminate such excess.

            (iv) Immediately upon receipt by any Credit Party of (x) any working capital, earnings, balance sheet or similar adjustment payment under the Acquisition Agreement, (y) proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8) or (z) proceeds from any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such adjustment payments or proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and
(D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with
Section 1.3(c).

            (v) If the Borrower issues any Stock in a public offering, other than Stock issued upon the exercise of warrants, options or other convertible securities, or the exchange of the foregoing for Stock, outstanding on the Closing Date, on or before December 31, 2006, no later than the Business Day following the date of receipt of the cash proceeds thereof, Borrower shall prepay the Loans, the Second Lien Loans and the Junior Capital in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith (the "Net Equity Proceeds"), in the following manner:

                (A) 100% of the first $50,000,000 in Net Equity Proceeds received by the Borrower shall be applied to prepay or redeem the Junior Capital;

                (B) Net Equity Proceeds in excess of $50,000,000 and up to $75,000,000 received by the Borrower shall be allocated 40% to prepay or redeem the Junior Capital, 30% to prepay the Loans and 30% to prepay the Second Lien Loans;

                (C) Net Equity Proceeds in excess of $75,000,000 and up to $100,000,000 received by the Borrower shall be allocated 60% to prepay or redeem the Junior Capital, 20% to prepay the Loans and 20% to prepay the Second Lien Loans; and

                (D) Net Equity Proceeds in excess of $100,000,000 received by the Borrower shall be allocated 80% to prepay or redeem the Junior Capital, 10% to prepay the Loans and 10% to prepay the Second Lien Loans.

To the extent the Junior Capital is paid in full under the foregoing provisions prior to the prepayment in full of the Loans and Second Lien Loans, the remaining Net Equity Proceeds shall be allocated 50% to the Loans and 50% to the Second Lien Loans. Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, and Agent has notified Borrower in writing of such Event of Default (or Second Lien Agent has notified Borrower in writing of the equivalent event of default under the Second Lien Credit Agreement), at the time the Borrower receives Net Equity Proceeds, 100% of such Net Equity Proceeds shall be allocated to the Loans, without application of any portion thereof to Junior Capital or Second Lien Loans. Any Net Equity Proceeds allocated in this clause (v) to prepay the Loans shall be applied in accordance with Section 1.3(c).

            (vi) If any Credit Party issues any Stock (other than Stock contemplated to be issued in subsection (v) above) or any Debt at any time (other than Debt permitted to be incurred under Section 6.3), no later than the Business Day following the date of receipt of the cash proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

            (vii) Until the Termination Date, Borrower shall prepay the Obligations on the date that is ten (10) days after the earlier of (A) the date on which Borrower's annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Annex D or (B) the date on which such annual audited Financial Statements were required to be delivered pursuant to Annex D, in an amount equal to seventy-five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year; provided that no prepayment under this Section 1.3(b)(vii) shall be required for Borrower's 2005 Fiscal Year. Any prepayments from Excess Cash Flow paid pursuant to this clause (vi) shall be applied in accordance with Section 1.3(c). Each such prepayment shall be accompanied by a certificate signed by Borrower's chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Agent.

        (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b)(iv), (b)(v), (b)(vi) or (b)(vii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan and CapEx Loan, pro rata between the Term Loan and CapEx Loan; third, to prepay the scheduled principal installments on the Term Loan and CapEx Loan, allocated pro rata between the Term Loan and CapEx Loan, and applied to principal installments in inverse order of maturity, until such Term Loan and CapEx Loan shall have been prepaid in full; and to the extent that any Event of Default has occurred and is continuing and the Requisite Revolving Lenders so elect, any remaining portion of such prepayments shall be applied as follows: fourth, to interest then due and payable on the Swing Line Loan; fifth, to the principal balance of the outstanding Swing Line Loan until the same has been repaid in full; sixth, to interest then due and payable on Revolving Credit Advances; and seventh, to the principal balance of the outstanding Revolving Credit Advances until the same shall have been paid in full. The Revolving Loan Commitment shall be permanently reduced by the amount of any prepayments allocated as set forth in clauses fifth and seventh above, and to the extent that the after giving effect to any such reduction in the Revolving Loan Commitment, the Swingline Commitment would exceed the Revolving Loan Commitment, the Swingline Commitment shall be reduced to the Revolving Loan Commitment. Promptly upon notice of, or receipt of any proceeds for, prepayment of the Loans under this Section 1.3(c), Agent shall notify the Lenders of the proposed allocation of such prepayment. Notwithstanding anything in this Section 1.3(c), each Lender shall have the right to waive any portion of the prepayment to be allocated to the principal amount of such Lender's Term Loan (if any) by notifying Agent of its election in writing no later than one Business Day after receipt of Agent's notice. Failure of a Lender to notify Agent of any waiver of such prepayment within such time period shall be deemed to be acceptance thereof. To the extent that (i) one or more Lenders waive all or any portion of any prepayment to be allocated to the principal amount of the Term Loans under this Section 1.3(c), or (ii) any proceeds remain after allocating any prepayment in the manner set forth above (collectively, the "Waived Prepayments"), Borrower shall apply the Waived Prepayments to the repayment of the Second Lien Loan.

        (d) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(b) or (c) and any Mortgages, respectively, shall be applied as follows: insurance proceeds from casualties or losses to cash or Inventory shall be applied, first, to the Swing Line Loans and, second, to Revolving Credit Advances; insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and Real Estate shall be allocated pro rata to the Term Loan and CapEx Loan, and applied to principal installments in inverse order of maturity. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

        (e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

    1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Term Loan solely to continue outstanding $6,266,666.71 of the "Term Loans" made under the Original Credit Agreement and to finance the Acquisition. Borrower shall utilize the proceeds of the CapEx Loan solely to finance capital expenditures. Borrower shall utilize the proceeds of the Revolving Loan and Swing Line Loan solely to finance the Borrower's ordinary working capital, capital expenditure and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans to be made on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses. Notwithstanding the foregoing, with the prior written consent of the Agent, Borrower may use up to $2,000,000 in the aggregate of the proceeds of the Loans for the following purposes: (i) on the Closing Date, to redeem or prepay Subordinated Debt if the holders of such Subordinated Debt do not deliver a consent to the transactions contemplated hereby and an extension of the maturity date of their Subordinated Notes to at least 91 days after the Second Lien Maturity Date and (ii) during the period commencing on the Closing Date through and including December 31, 2006, to redeem or prepay Subordinated Debt if the holders of such Subordinated Debt do not convert their Subordinated Debt to Stock in connection with the Borrower's issuance of Stock during such period, so long as, in each case (i) the Agent, for the ratable benefit of the Revolving Lenders, receives a refinancing fee equal to 1.25% of the amount of any such Subordinated Debt so repaid and (ii) the proceeds of such Revolving Loan are sent by Agent by wire transfer (A) directly to the holders of such Subordinated Debt or (B) with respect to amounts drawn on the Closing Date, to an escrow account at Rosen, Cook, Sledge, Davis, Cade & Shattuck, P.A., counsel for the Credit Parties, pursuant to an escrow agreement acceptable to Agent for subsequent disbursement to such holders; provided that if any such Subordinated Debt is not repaid on or prior to December 31, 2005, the Credit Parties shall cause such counsel to return all such unused funds to Borrower no later than 5:00 p.m. New York time on such date and such funds shall be applied by Borrower on such date to the principal repayment of the Revolving Loan to the extent thereof. In no event may any such unused funds be applied by Borrower to the principal installments of the Term Loan or CapEx Loan.

    1.5 Interest and Applicable Margins.

        (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:
    (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum, (iii) with respect to the CapEx Loan, the Index Rate plus the Applicable CapEx Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable CapEx Loan LIBOR Margin per annum, and (iv) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

        As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin    0.75%

Applicable Revolver LIBOR Margin    2.25%

Applicable Term Loan Index Margin   2.25%

Applicable Term Loan LIBOR Margin   3.75%

Applicable Capex Loan Index Margin  2.25%

Applicable Capex Loan LIBOR Margin  3.75%

Applicable Unused Line Fee Margin   0.50%

       The Applicable Margins may be adjusted by reference to the following grids:

                                      LEVEL OF
IF LEVERAGE RATIO IS:           APPLICABLE MARGINS:
----------------------------    -------------------

< 1.50:1.00                     Level I
<= 2.00:1.00, but => 1.50:1.00  Level II
> 2.00:1.00                     Level III

                                         APPLICABLE MARGINS
                                    ----------------------------
                                    LEVEL I  LEVEL II  LEVEL III
                                    -------  --------  ---------
Applicable Revolver Index Margin      1.00%     1.25%      1.50%
Applicable Revolver LIBOR Margin      2.00%     2.25%      2.50%
Applicable Term Loan Index Margin     2.50%     2.75%      3.00%
Applicable Term Loan LIBOR Margin     3.50%     3.75%      4.00%
Applicable CapEx Loan Index Margin    2.50%     2.75%      3.00%
Applicable CapEx Loan LIBOR Margin    3.50%     3.75%      4.00%
Applicable Unused Line Fee Margin     0.50%     0.50%      0.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending June 30, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

        (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of interest rates and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

        (d) So long as an Event of Default has occurred and is continuing under
    Section 8.1(a), (h) or (i), or so long as any other Default or Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

        (e) Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, upon payment of an administrative fee of $250 and, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or
    (iv) continue all or any portion of any Loan (other than the Swing Line
    Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of
    Exhibit 1.5(e). No Loan may be made as or converted into a LIBOR Loan until the earlier of (i) forty-five (45) days after the Closing Date or (ii) completion of primary syndication as determined by Agent.

        (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

    1.6 Eligible Accounts. All of the Accounts owned by Borrower and the other Credit Parties and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be "Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Requisite Revolving Lenders in the case of changes in the eligibility criteria set forth below or in advance rates, in each case, which have the effect of making more credit available. Eligible Accounts shall not include any Account of Borrower or any other Credit Party:

        (a) that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

        (b) (i) upon which such Credit Party's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Credit Party's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

        (c) in the event that any defense, counterclaim, setoff or dispute is asserted as to such Account;

        (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

        (e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

        (f) that (i) is not owned by a Credit Party or (ii) is subject to any Lien of any other Person, other than (x) Liens in favor of Agent, on behalf of itself and Lenders and (y) subject to the Intercreditor Agreement, the Liens securing the Second Lien Loan;

        (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

        (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

        (i) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

        (j) to the extent such Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

        (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

        (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

            (i) the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date; provided that any Account with respect to Burlington, Chevron USA and Denbury Offshore shall be in default if not paid within the earlier of ninety (90) days following its due date or one hundred twenty (120) days following its original invoice date;

            (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

            (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

        (m) that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

        (n) as to which Agent's Lien thereon, on behalf of itself and Lenders, is not a First Priority perfected Lien;

        (o) as to which any of the representations or warranties in the Loan Documents are untrue;

        (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

        (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;

        (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts, except for such Account Debtor(s) approved in advance by Agent, for which the limit shall be 15%;

        (s) that is payable in any currency other than Dollars; or

        (t) that is otherwise unacceptable to Agent in its reasonable credit judgment.

    1.7 Intentionally Omitted.

    1.8 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex B (the "Cash Management Systems").

    1.9 Fees.

        (a) Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter, at the times specified for payment therein.

        (b) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum Revolver Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan and Swing Line Loan outstanding during the period for which such Fee is due.

        (c) As additional compensation for the CapEx Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the CapEx Commitment Termination Date and on the CapEx Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum CapEx Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the CapEx Loan outstanding during the period for which such Fee is due.

        (d) If Borrower (1) pays after acceleration, (2) prepays all or any portion of the Term Loan, (3) reduces or terminates the Revolving Loan Commitment or (4) prepays the CapEx Loan or reduces or terminates the CapEx Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations or if the Commitments are otherwise terminated, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan and CapEx Loan paid after acceleration or prepaid, (ii) the amount of the reduction in the Revolving Loan Commitment and (iii) the amount of the reduction in CapEx Loan Commitment (not accompanied by a prepayment of the CapEx Loan). As used herein, the term "Applicable Percentage" shall mean (x) one percent (1.00%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) one half of one percent (0.50%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one quarter of one percent (0.25%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(b)(i),
    (ii), (iii), (iv) or (vii) or Section 1.16(c); provided that in the case of prepayments made pursuant to Sections 1.3(b)(iv), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

    1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day immediately following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

    1.11 Application and Allocation of Payments.

        (a) So long as no Default or Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments;
    (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan, (4) to interest on the other Loans and unpaid Swap Related Reimbursement Obligations, ratably in proportion to the interest accrued as to each Loan and unpaid Swap Related Reimbursement Obligation, as applicable; (5) to principal payments on the other Loans and unpaid Swap Related Reimbursement Obligations, ratably to the aggregate, combined principal balance of the other Loans and unpaid Swap Related Reimbursement Obligations; and (6) to all other Obligations, including expenses of Lenders to the extent reimbursable under
    Section 11.3.

        (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

    1.12 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

    1.13 Indemnity.

        (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party, any Credit Party or any Subsidiary of any Credit Party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

        (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or
    (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide

    Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

    1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and
(c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

    1.15 Taxes.

        (a) Any and all payments by Borrower hereunder (including any payments made pursuant to Section 1.13) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 1.13) or under the Notes,
    (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and
    (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

        (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

        (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

    1.16 Capital Adequacy; Increased Costs; Illegality.

        (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

        (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

        (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

        (d) Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

    1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.


2.  CONDITIONS PRECEDENT

    2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

        (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance reasonably satisfactory to Agent.

        (b) Intentionally Omitted.

        (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

        (d) Opening Availability. The Eligible Accounts supporting the initial Revolving Credit Advance and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to Borrower and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid consistently with Borrower's historical practice, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without any deterioration of working capital) of at least $7,000,000.

        (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

        (f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party (including without limitation, with respect to the Second Lien Loan and the Subordinated Notes) shall be acceptable to Agent in its sole discretion; without limitation of the foregoing, the maturity of all Subordinated Notes outstanding on the Closing Date shall have been extended to no earlier than ninety (90) days after the Second Lien Maturity Date, with no payments of interest or principal prior to such extended maturity date, and the Borrower shall have received $25,000,000 in proceeds from the Second Lien Loan.

        (g) Due Diligence. Agent shall have completed its business, environmental and legal due diligence with respect to the transactions contemplated hereby and by the Related Transaction Documents, including (i) asset appraisals, environmental audits, collateral audit, updates to existing asset appraisals, environmental audits and collateral audits, and to the extent requested by the Agent, a quality of earnings review of Borrower, Bobcat and its Subsidiaries, and (ii) background checks on (x) each Credit Party and each of its Affiliates and (y) the CEO of each Credit Party and each of its Affiliates, in each case with results reasonably satisfactory to Agent.

        (h) Consummation of Related Transactions. Agent shall have received fully executed copies of the Acquisition Agreement and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents. The "Consideration" (as such term is defined in the Acquisition Agreement) will not exceed $52,300,000. Agent shall have received fully executed copies of all settlement agreements (including without limitation the Settlement Agreement) and releases, in form and substance satisfactory to Agent, resolving and releasing any and all claims of Centre Partners against any Credit Party, together with evidence that all conditions precedent thereto have been satisfied.

        (i) Minimum EBITDA. Agent shall have received evidence that the Borrower and its Subsidiaries on a consolidated basis shall have EBITDA for the 12-month period ending on September 30, 2005, assuming the Acquisition and the other transactions contemplated hereby had occurred on October 1, 2004, of not less than $26,000,000.

        (j) Maximum Leverage. Agent shall have received evidence that the Borrower and its Subsidiaries on a consolidated bases shall have (i) a Leverage Ratio for the 12-month period ending on September 30, 2005, assuming the Acquisition and the other transactions contemplated hereby had occurred on October 1, 2004, of not more than 2.5:1.0 and (ii) a First Tier Leverage Ratio for the 12-month period ending on September 30, 2005, assuming the Acquisition and the other transactions contemplated hereby had occurred on October 1, 2004, of not more than 1.5:1.0.

Each Lender, by delivering its signature page to this Agreement or to any Assignment Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document, the Intercreditor Agreement, the Subordination Agreements and each other documents required to be approved by Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

    2.2 Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan, if, as of the date thereof:

        (a) (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Revolving Lenders or Requisite CapEx Lenders, as the case may be, have determined not to make such Advance, convert or continue any Loan as LIBOR Loan as a result of the fact that such warranty or representation is untrue or incorrect;

        (b) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Revolving Lenders or Requisite CapEx Lenders, as the case may be, and Agent or Requisite Revolving Lenders or Requisite CapEx Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan as a result of the fact that such event or circumstance has occurred;

        (c) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance, and Agent or Requisite Revolving Lenders or Requisite CapEx Lenders, as the case may be, shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan as a result of that Default or Event of Default; or

        (d) after giving effect to any Revolving Advance, the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount, in each case, less the then outstanding principal amount of the Swing Line Loan.

The request and acceptance by Borrower of the proceeds of any Advance or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

    2.3 Further Conditions to Each CapEx Advance. Except as otherwise expressly provided herein, and in addition to the conditions set forth in Section 2.2, no CapEx Lender shall be obligated to fund any CapEx Advance unless, as of the date thereof:

        (a) the CapEx Lenders shall have received from Borrower a certificate executed by the Chief Financial Officer of Borrower that (A) describes in detail the Equipment to be financed with the proceeds of such CapEx Advance, (B) sets forth the "hard" and "soft" costs of such Equipment, including without limitation the purchase price for such Equipment, as well as the taxes, transportation costs, installation costs and licensing costs associated therewith, (C) demonstrates that after giving pro forma effect to the requested CapEx Advance, as if such CapEx Advance (and any associated interest expense and principal repayments) had been made on the first day of the four fiscal quarter period ending as of the most recent Fiscal Quarter for which Borrower is required under this Agreement to have delivered Financial Statements to the Lenders, Borrower would be in compliance with all covenants set forth in Annex F;

        (b) if requested by the Agent in its sole discretion or at the direction of Requisite CapEx Lenders, the CapEx Lenders shall have received an appraisal in form and substance satisfactory to the Agent from an Acceptable Appraiser of the Equipment to be financed with the proceeds of such CapEx Advance setting forth the Forced Liquidation Value of such Equipment; provided, further, that with respect to new Equipment purchased from a vendor that is not an Affiliate, the Agent shall accept a "desktop" appraisal of such Equipment from an Acceptable Appraiser;

        (c) the requested CapEx Advance does not exceed the lesser of (i) 80%, or such lower percentage as the Agent shall determine in its sole discretion from time to time, of the arms-length purchase price of the Equipment to be financed with the proceeds of such CapEx Advance (excluding all taxes, transportation costs, installation costs, licensing costs , labor and all other "soft" costs) and (ii) to the extent Agent has requested an appraisal, 75%, or such lower percentage as the Agent shall determine in its sole discretion from time to time, of the Forced Liquidation Value reported in the appraisal described in subsection (b) above;

        (d) the CapEx Lenders shall have received from Borrower such other information and documents relating to such Equipment as the CapEx Lenders shall have requested; and

        (e) the CapEx Lenders shall have determined in their sole discretion that the Equipment proposed by Borrower to be financed with the proceeds of the CapEx Advance is Eligible CapEx Equipment, which determination shall be evidenced by the funding of the requested CapEx Advance.

    2.4 Effect of Amendment and Restatement. Upon this Agreement becoming effective pursuant to Section 2.1, from and after the Closing Date: (a) the Revolving Loan Commitments shall be adjusted in accordance with the terms hereof, and the "Term Loans" outstanding under the Original Credit Agreement shall be deemed to be a portion of the Term Loan and continue outstanding hereunder; (b) all terms and conditions of the Original Credit Agreement and any other "Loan Document" as defined therein, as amended by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto to Lenders and Agent; (c) the terms and conditions of the Original Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Borrower, Lenders and Agent accruing from and after the Closing Date; (d) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Original Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (e) all indemnification obligations of the Credit Parties under the Original Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Agent, and any other Person indemnified under the Original Credit Agreement or any other Loan Document at any time prior to the Closing Date; (e) the Obligations incurred under the Original Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (f) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Original Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Original Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (g) any and all references in the Loan Documents to the Original Credit Agreement shall, without further action of the parties, be deemed a reference to the Original Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.


3.  REPRESENTATIONS AND WARRANTIES

    To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition and the other Related Transactions and the borrowings under the Second Lien Credit Agreement contemplated hereby):

    3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA,

Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.2 Executive Offices, Collateral Locations, FEIN, Organizational Number. As of the Closing Date, each Credit Party's name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by the state of incorporation or organization, the federal employer identification number and the current location of each Credit Party's chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and, except as set forth in Disclosure Schedule (3.2) none of such locations has changed within the 12 months preceding the Closing Date.

    3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents and, subject to the Intercreditor Agreement, the Second Lien Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

    3.4 Financial Statements and Projections. Except for the Projections and the Fair Salable Balance Sheet, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes, a statement of owners' equity and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

        (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

            (i) The audited balance sheets at December 31, 2003 and 2004 and the related statements of income and cash flows of Borrower for the Fiscal Years then ended, certified by the Chief Financial Officer of Borrower.

            (ii) The audited consolidated and consolidating balance sheets at June 30, 2004 and 2005 and the related statements of income and cash flows of Bobcat and its Subsidiaries for the fiscal years then ended.

            (iii) The unaudited balance sheet(s) at September 30, 2005 and the related statement(s) of income and cash flows of Borrower for the three Fiscal Quarters then ended.

            (iv) The unaudited consolidated and consolidating balance sheet(s) at September 30, 2005 and the related statement(s) of income and cash flows of Bobcat and its Subsidiaries for the one fiscal quarter then ended.

        (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited balance sheet of Borrower dated September 30, 2005 and the unaudited consolidated balance sheet of Bobcat and its Subsidiaries dated September 30, 2005, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

        (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities reflected on the Fair Salable Balance Sheet, and reflect projections for the three year period beginning on January 1, 2006 on a month-by-month basis for Fiscal Year 2006, and on an annual basis for Fiscal Years 2007 and 2008. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

        (d) Fair Salable Balance Sheet. The Fair Salable Balance Sheet delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(d)) was prepared by Borrower on the same basis as the Pro Forma, except that Borrower's assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof.

    3.5 Material Adverse Effect. Between December 31, 2004 and the Closing Date with respect to Borrower, and between June 30, 2005 and the Closing Date with respect to all other Credit Parties: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 2004 and the Closing Date with respect to Borrower, and between June 30, 2005 and the Closing Date with respect to all other Credit Parties, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

    3.6 Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than (i) Permitted Encumbrances, (ii) subject to the Intercreditor Agreement, the Liens securing the Second Lien Loan and (iii) subject to the Subordination Agreements, the Liens securing the Subordinated Debt, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental
Laws) other than (i) Permitted Encumbrances, (ii) subject to the Intercreditor Agreement, the Liens securing the Second Lien Loan and (iii) subject to the Subordination Agreements, the Liens securing the Subordinated Debt. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

    3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) all hours worked by and payments made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

    3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

    3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

    3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin

Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

    3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

    3.12 ERISA.

        (a) Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. No Credit Party or any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No

    Credit Party or any ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

        (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

    3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could be reasonably be expected to have a Material Adverse Effect. No Litigation is pending or threatened against any Credit Party by Centre Partners. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party's knowledge, threatened, that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

    3.14 Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

    3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

    3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected First Priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances (and not Liens securing the Second Lien Loan or any Subordinated
Debt).

    3.17 Environmental Matters.

        (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing
    Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities, that could reasonably be expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

        (b) Each Credit Party hereby acknowledges and agrees that neither Agent nor any Lender (i) is now, or has ever been, in control of any of the Real Estate or any Credit Party's affairs, or (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

    3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

    3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

    3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

    3.21 Customer and Trade Relations. Except as set forth in Disclosure Schedule (3.21), as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.

    3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

    3.23 Solvency. Both before and after giving effect to (a) the Loans to be made or incurred on the Closing Date or such other date as Loans requested hereunder are made or incurred; (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower; (c) the Acquisition and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

    3.24 Subordinated Debt; Second Lien Loan. (A) As of the Closing Date, Borrower has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies of all outstanding Subordinated Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments, consents and all other documents delivered pursuant thereto or in connection therewith), each of which is listed in Disclosure Schedule (3.24). Disclosure Schedule (3.24) also sets forth a true and correct list of all Subordinated Note Holders. Borrower had the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes and to enter into the consent or amendment to the Subordinated Notes contemplated as a condition to the closing of this Credit Agreement. Each Subordination Agreement is enforceable against the holders of the Subordinated Notes signatory thereto by Agent and Lenders. All Obligations constitute Senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordination Agreements. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions contained in the Subordination Agreements and this
Section 3.24.

    (B) As of the Closing Date, Borrower has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies of the Second Lien Loan Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Borrower has the corporate power and authority to incur the Second Lien Loan and to enter into and perform the Second Lien Loan Documents. The Intercreditor Agreement is enforceable by Agent against the lenders under the Second Lien Credit Agreement and the Second Lien Agent. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the lien subordination provisions contained in the Intercreditor Agreement and this
Section 3.24.

    3.25 Acquisition Agreement. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in default in the performance or compliance with any provisions thereof. The

Acquisition Agreement complies with, and the Acquisition has been consummated in accordance with, all applicable laws. The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over any Seller, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party's knowledge, none of the Sellers' representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects. Notwithstanding anything contained in the Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.25 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Acquisition.

    3.26 OFAC. No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

    3.27 Patriot Act. Each Credit Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.


4.  FINANCIAL STATEMENTS AND INFORMATION

    4.1 Reports and Notices.

        (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.

        (b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex E.

    4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Grant Thornton LLP, and authorizes and, at Agent's request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.


5.  AFFIRMATIVE COVENANTS

    Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

    5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

    5.2 Payment of Charges.

        (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees,
    (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due.

        (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the payment of Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and
    (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

    5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

    5.4 Insurance; Damage to or Destruction of Collateral.

        (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty
    (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

        (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

        (c) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $500,000, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower; or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within one hundred eighty (180) days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d), provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower. All insurance proceeds that are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance or a release from the cash collateral account be made to such Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with
    Section 1.3(d).

        (d) The Credit Parties shall, at their sole cost and expense, maintain
    (i) key-man life insurance policies in the aggregate amount of $1.0 million on the life of William Jenkins, all in form and with insurers reasonably acceptable to Agent and (ii) assignments of such key-man life insurance policies to Agent, duly executed by Borrower and the insurer issuing such policies, all in form acceptable to Agent.

    5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

    5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its material Licenses.

    5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such

Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $25,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $25,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and
(ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

    5.9 Landlords' Agreements, Mortgagee Agreements, Bailee Letters. As of the Closing Date, except to the extent permitted to be delivered after the Closing Date pursuant to Section 5.13, each Credit Party shall obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a landlord agreement or bailee letter, as appropriate, reasonably satisfactory to Agent shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

    5.10 Mortgages. At the request of Agent, each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, to provide to Agent a mortgage or deed of trust granting Agent a First Priority Lien on all now owned or hereafter acquired Real Estate of any Credit Party, together with environmental audits, mortgage title insurance commitment and policy, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after Agent has requested that the Credit Parties deliver a mortgage or deed of trust pursuant to the foregoing sentence, it shall notify Agent, and if the Agent requests, provide to Agent a mortgage or deed of trust granting Agent a First Priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

    5.11 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each other Loan Document.

    5.12 Certificates of Title. As of the Closing Date, Borrower shall have delivered to the Agent applications for new certificates of title for all Equipment of the Credit Parties that can be titled evidencing the Lien granted to Agent under the Loan Documents in such Equipment, and as of one (1) Business Day immediately following the Closing Date, Borrower shall have caused all existing certificates of title for all Equipment of the Credit Parties that can be titled to be delivered to Agent, with any Liens noted thereon released by the holder of such Lien. If any Credit Party acquires any Equipment after the Closing Date that can be titled, Borrower shall cause a certificate of title to be issued for such Equipment, with the Lien of the Agent noted thereon, and shall cause such certificate to be delivered to the Agent or its designee directly.

    5.13 Post Closing Covenant.

        (a) No later than one (1) Business Day after the Closing Date, evidence that all litigation related to the Acquisition has been dismissed without prejudice in accordance with the terms of the Settlement Agreement.

        (b) No later than seven (7) Business Days after the Closing Date, Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527 00 (or the current ASTM standard for Phase I environmental site assessment reports), and applicable state requirements, on all of the Real Estate of the Credit Parties, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance satisfactory to Agent in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

    (c) No later than thirty (30) days after the Closing Date, Agent shall have received satisfactory evidence that the insurance policies of Bobcat and BJCC required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

    (d) No later than January 31, 2006, Bobcat and BJCC, shall each have been merged into Borrower, with Borrower being the surviving corporation, in accordance with the provisions of Section 6.1(b)(ii), and the filed certificate of mergers evidencing such mergers shall have been delivered to Agent.

    (e) No later than 60 days after the Closing Date, Borrower shall and shall cause each other Credit Party to use its commercially reasonable efforts to deliver to the Agent a reasonably satisfactory landlord agreement from the lessor of the leased properties located at (i) 402 Wilkins-Wise Road, Suite 1, Columbus, MS 39701, (ii) Windwalker, 90 Reliance Road, Reliance, WY 82901,
(iii) 910 Harding Street, Lafayette, LA, (iv) 2108 West 20th Street, Elk City, OK 73644 and (v) 209 Kimberly, Cleburne, TX 76031, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.

    (f) No later than 60 days after the Closing Date, Borrower shall and shall cause each other Credit Party to use its commercially reasonable efforts to deliver to the Agent a reasonably satisfactory blocked account agreement with Legends Bank, Second Lien Agent, Agent, for the benefit of itself and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent. Such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in each account held with Legends Bank are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) Legends Bank executing such agreement has no rights of setoff or recoupment or any other claim against each such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the effective date thereof, Legends Bank agrees to forward immediately all amounts in each such account to the Concentration Account Bank and to commence the process of daily sweeps from such account into the Concentration Account.

    (g) No later than 60 days after the Closing Date, Borrower shall deliver an assignment of a key-man life insurance policy in the aggregate amount of $1.0 million on the life of Ron Whitter to Agent, duly executed by Borrower and the insurer issuing such policies, all in form acceptable to Agent.

    (h) Not later than 45 days after the Closing Date, the Borrower shall prepay in full the aggregate outstanding principal amount of the Excluded Subordinated Note, together with all accrued and unpaid interest thereof, and provide satisfactory evidence of such prepayment to the First Lien Agent.

    (i) Not later than 45 days after the prepayment of any Subordinated Note in accordance with Section 6.3(b)(iv), Borrower shall obtain from the holder of such Subordinated Note, in writing, (i) confirmation that all amounts owing under such Subordinated Note have been paid in full by Borrower and that the Liens on the Collateral granted to such holder by Borrower as security for the repayment of such Subordinated Note have been terminated, (ii) authorization for each of Borrower and the Agent (and their respective counsel) to file all termination statements and releases necessary or appropriate (in Borrower's or Agent's reasonable judgment) to terminate or release such holder's Liens on the Collateral, and (iii) an agreement to execute and deliver to Borrower or First Lien Agent, upon its request therefor from time to time, such other instruments or other documents necessary or appropriate (in Borrower's or Agent's reasonable judgment) to terminate or release such holder's Liens on the Collateral.

    5.14 Non-Consolidation Unless otherwise consented to by Agent or Requisite Lenders, Borrower will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) keep its funds and assets separate from those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.


6.  NEGATIVE COVENANTS

    Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination
Date:

    6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except (i) on the Closing Date, the Borrower may consummate the Acquisition on the terms set forth in the Acquisition Agreement, (ii) the mergers contemplated in Section 5.13(d) may be consummated and (iii) any Credit Party may merge with another Credit Party (so long as the Borrower, if a party to such merger, is the surviving corporation) so long as after giving effect to such merger, no Default or Event of Default would have occurred and be continuing and the representations and warranties contained in the Loan Documents would be true and correct in all material respects.

    6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that the Credit Parties may (a) hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower does not exceed $250,000; (b) maintain their investments in other Credit Parties to the extent outstanding on the Closing Date; (c) hold other investments not exceeding $5,000,000 in the aggregate at any time outstanding; (d) enter into interest rate protections or hedging agreements or transactions (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans and Second Lien Loans and (e) so long as there are no Revolving Loans outstanding at the time of such investments, Credit Parties may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

    6.3 Indebtedness.

        (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) Permitted Insurance Premium Indebtedness in an aggregate amount not to exceed $3,500,000 at any one time outstanding, (vi) Indebtedness specifically permitted under Section 6.17,
    (vii) the Second Lien Loan in an aggregate principal amount not to exceed the limitations thereon set forth in Section 5.3(b) of the Intercreditor Agreement, and (viii) Indebtedness under interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans and Second Lien Loans.

        (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations;

 (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) to the extent approved in writing by the Agent, prepayment of Subordinated Notes on or before December 31, 2006 with proceeds of the Loans in an aggregate amount not to exceed $2,144,889; (v) mandatory prepayments of the Second Lien Loan and Junior Capital required under Section 1.3(b)(v) and Section 1.3(c); and (vi) if no Loans are outstanding hereunder, prepayments of the Second Lien Loan.

    6.4 Employee Loans and Affiliate Transactions.

        (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

        (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.

    6.5 Capital Structure and Business. If all or any part of any Credit Party's Stock is pledged to Agent, such Credit Party shall not issue additional Stock. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except for payments to holders of Subordinated Debt permitted by Section 1.4 and the issuance of options granted under existing or future employee incentive stock option plans; or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it.

    6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement and (c) guarantees of the Second Lien Loans by any Credit Party that has guaranteed the Obligations hereunder.

    6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property;
(c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (d) Liens securing the Second Lien Loan, subject to the terms of the Intercreditor Agreement and (e) Liens securing the Subordinated Debt, subject to the terms of the Subordination Agreements (provided that Liens securing the Excluded Subordinated Note shall be permitted hereunder for 45 days after the Closing Date notwithstanding that such Liens are not subject to a Subordination Agreement). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except the Second Lien Loan Documents, operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

    6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party's business and having an appraised value not exceeding $200,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year; and (c) the sale, transfer, conveyance or other disposition of other Equipment and Fixtures having a book value not exceeding $200,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year. With respect to any disposition of assets or other properties permitted pursuant to clauses (b) and (c) above, subject to Section 1.3(b), promptly after receipt by the Borrower of notice of such disposition and a certificate of a Responsible Officer certifying that such disposition is permitted under clause (b) or (c) of this Section 6.8, Agent agrees to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition, and to execute and deliver to Borrower (or authorize Borrower to file), at Borrower's expense, appropriate UCC termination statements and other releases as reasonably requested by Borrower, all without recourse or warranty to Agent.

    6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

    6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.

    6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

    6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

    6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

    6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of Borrower paid to any Credit Party that is a wholly owned Subsidiary of Borrower and the parent of the Subsidiary paying such dividend or distribution; (b) prepayments of Subordinated Notes permitted under Section 6.3(b)(iv) and employee loans permitted under Section 6.4(b); (c) subject to the terms of the Intercreditor Agreement and any subordination provisions applicable thereto, regularly scheduled payments of interest, and prepayments of principal with the proceeds of Net Equity Proceeds to the extent contemplated by Section 1.3(b), in respect of the Second Lien Loan; (d) repayment or redemptions of the Junior Capital using Net Equity Proceeds to the extent contemplated by Section 1.3(b); (e) reasonable and customary fees paid to non-employee directors of the Borrower;
(e) reimbursement of reasonable expenses of St. James in an amount not to exceed $60,000 per year, (f) a fee to SJMB, L.P. in an amount not to exceed $274,000 payable on the date (after the Closing Date but on or prior to December 31, 2006) that the Borrower completes the first public offering of its Stock after the Closing Date; and (g) Change of Control Payments paid in cash
(1) on or after the Closing Date, but before December 31, 2005, in an aggregate amount not to exceed $1,097,020, and (2) in connection with the issuance of Stock of Borrower in the public offering contemplated pursuant to Section 1.3(b)(v) in an aggregate amount not to exceed $2,735,388.

    6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of each applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

    6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the Second Lien Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

    6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

    6.18 Real Estate Purchases. No Credit Party shall purchase a fee simple ownership interest in Real Estate with an aggregate purchase price in excess of $250,000.

    6.19 Changes Relating to Subordinated Debt; Second Lien Loan; Material Contracts. (A) No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

    (B) No Credit Party shall change or amend the terms of any Second Lien Credit Agreement (or any agreement in connection therewith) except to the extent permitted under the Intercreditor Agreement.

    (C) No Credit Party shall change or amend the terms of the Acquisition Agreement (or any agreement or contract executed or delivered in connection therewith) or the Centre Partners Settlement Documents.

    6.20 Location of Equipment. No Credit Party shall permit any of its Equipment or Inventory to be located outside the United States or United States waters at any time.


7.  TERM

    7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

    7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.


8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

    8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

        (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

        (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.12, 5.13 or 6, or any of the provisions set forth in Annexes B or F, respectively.

        (c) Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes D or E, respectively, and the same shall remain unremedied for (i) three (3) days or more with respect to any report, certificate or other information required to be delivered weekly and (i) five (5) days or more with respect to all other reports, certificates and information.

        (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for twenty (20) days or more.

        (e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

        (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

        (g) Assets of any Credit Party are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

        (h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

        (i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

        (j) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

        (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected First Priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

        (l) Any Change of Control occurs.

        (m) Any Material Adverse Effect occurs.

        (n) William Jenkins ceases to serve as, or to perform the duties and functions of the office of, the chief executive officer of Borrower, unless otherwise agreed to by the Agent.

        (o) The failure of any Credit Party or any creditor of any Borrower or any of its Subsidiaries (other than a Lender) to comply with the terms of the Intercreditor Agreement, any Subordination Agreement, any other subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect.

    8.2 Remedies.

        (a) If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice, suspend the Revolving Loan Commitments with respect to additional Revolving Advances, whereupon any additional Revolving Advances shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction)so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite CapEx Lenders shall), without notice, suspend the CapEx Loan Commitment with respect to additional CapEx Advances, whereupon any additional CapEx Advances shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite CapEx Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate.

        (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice:
    (i) terminate the Revolving Loan Commitments and CapEx Loan Commitments with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, Term Loan, Swing Line Loan and CapEx Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

    8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.


9.  ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

    9.1 Assignment and Participations.

        (a) Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such assignments do not have to be ratable between the Commitments but must be ratable among the obligations owing to and owed by such Lender with respect to a Commitment and (y) for each Commitment, the aggregate outstanding principal amount (determined as of the effective date of the applicable assignment) of the Loans and Commitments subject to any such assignment shall be an integral multiple of $1,000,000, unless such assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its

    Affiliates and Approved Funds) entire interest in such Commitment or is made with the prior consent of the Borrower and the Agent.

        (b) The parties to each assignment made in reliance on clause (a) above (other than those described in clause (d) or (e) below) shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment Agreement substantially in the form attached hereto as Exhibit 9.1(b) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent, together with any existing Note subject to such assignment (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 1.15(c) and payment by the assignee of an assignment fee in the amount of $3,500. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Agent consenting to such assignment, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such assignment.

        (c) Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Section 9.

        (d) In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Lender Securities by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

        (e) In addition to the other rights provided in this Section 9.1, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans and Revolving Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Credit Parties, the Agent and the Lenders towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 1.13, 1.15, 1.16, and 2.17, but only to the extent such participant or SPV delivers any tax forms such Lender is required to collect pursuant to
    Section 1.15(c) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (iv) of Section 11.2(c) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.2(c)(v). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

        (f) Nothing contained in this Section 9 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

    9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

    If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as applicable.

    9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

    9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges that GE Capital may be a lender providing all or a portion of the Second Lien Loan, and may be agent for all lenders under the Second Lien Credit Agreement and all related documents; each Lender acknowledges and consents to the potential conflict of interest of GE Capital as Agent and a Lender holding disproportionate interests in the Loans hereunder and as a lender and agent under the Second Lien Credit Agreement.

    9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

    9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of the Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

    9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

    9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Credit Party (regardless of whether such balances are then due to such Borrower or Credit Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Credit Party against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender's obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

    9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in
Concert.

        (a) Advances; Payments.

            (i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(d). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

            (ii) On the second Business Day of each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each

Lender has funded all payments and Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex G or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

        (b) Availability of Lender's Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

        (c) Return of Payments.

            (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

            (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

        (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it, on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender", a "Revolving Lender" or a "CapEx Lender" (or be included in the calculation of "Requisite Lenders", "Requisite Revolving Lenders" or "Requisite CapEx Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non- Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes D and E hereto and agree that Agent shall have no duty to provide the same to Lenders.

        (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

    9.10 Authorization to Execute Loan Documents. Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, consented to, approved and agreed to be bound by each Loan Document, the Intercreditor Agreement and each other document required to be approved by Agent, Requisite Lenders or all Lenders, as applicable, on the Closing Date.

    9.11 Collateral Documents and Guaranty.

        (a) Agent under Security Documents, Intercreditor Agreement and Guaranty. Each Lender hereby further authorizes Agent, on behalf of and for the benefit of Lenders, (i) to enter into and to be the agent for and representative of Lenders with respect to the Subsidiary Guaranty, the Collateral and the Security Documents and (ii) to enter into and perform its obligations under the Intercreditor Agreement and the Subordination Agreements, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and Subordination Agreements. Subject to Section 11.2, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.2) have otherwise consented.

        (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Credit Parties, Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Agent, and (ii) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.


10. SUCCESSORS AND ASSIGNS

    10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.


11. MISCELLANEOUS

    11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter or fee letter (other than the GE Capital Fee Letter) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter and any market flex provisions contained in the final commitment letter between Agent and Borrower shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

    11.2 Amendments and Waivers.

        (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Revolving Lenders, or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

        (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts set forth in Section 1.6, shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 2.2 and Section 2.3 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that adversely affects the Revolving Lenders, the Term Lenders or the CapEx Lenders, as the case may be, shall be effective unless the same shall be in writing and signed by Agent, Borrower and the Requisite Revolving Lenders, Requisite Term Lenders or Requisite CapEx Lenders, respectively.

        (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(i)-(vi)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders", "Requisite Revolving Lenders" or "Requisite CapEx Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

        (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

            (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a "Non-Consenting Lender"),

            (ii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding more than 50% of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained, or

            (iii) requiring the consent of Requisite Lenders, the consent of Lenders holding more than 50% of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right, with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

    11.3 Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

        (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);

        (b) any amendment of, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

        (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

    provided that in the case of reimbursement of counsel for Lenders other than Agent and any Significant Lender, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

        (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent and any Significant Lender, such reimbursement shall be limited to one counsel for all such Lenders;

        (e) any workout or restructuring of the Loans during the pendency of one or more Events of Default;

        (f) efforts to (i) monitor the Loans or any of the other Obligations,
    (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; and

        (g) field audits performed by Agent, the charges therefore to be equal to the greater of (i) $800 per diem per auditor and (ii) the then prevailing rate charged by Agent, plus in each case actual out-of-pocket expenses in connection with field audits; provided that so long as no Default or Event of Default has occurred and is continuing, Borrower's reimbursement obligation under this Section 11.3(g) shall be limited to two field audits per year;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

    11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable requisite Lenders, and directed to Borrower specifying such suspension or waiver.

    11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other
Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

    11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

    11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

    11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of 2 years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or
(f) that ceases to be confidential through no fault of Agent or any Lender.

    11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND

CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

    11.10 (a) Notices. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex H, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement,
(ii) posted to IntralinksU (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to IntralinksU as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower, Agent and Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

    (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

    11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

    11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

    11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

    11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

    11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

    11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

    11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                            [Signature Page Follows]

    IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                     BLACK WARRIOR WIRELINE CORP., as
                                     Borrower




                                     By: /s/ William L. Jenkins
                                        --------------------------------
                                     Name: William L. Jenkins
                                     Title: Chief Executive Officer





        [SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

                                     GENERAL ELECTRIC CAPITAL
                                     CORPORATION, as Administrative Agent,
                                     Agent, Swing Line Lender and Lender




                                     By: /s/ Samantha Farber
                                        --------------------------------
                                        Samantha Farber
                                        Duly Authorized Signatory





        [SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

                                     CIT BUSINESS CREDIT, INC., as a Lender




                                     By:
                                        -------------------------
                                     Name:
                                     Title:






        [SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

                                     LASALLE BUSINESS CREDIT, LLC, as a
                                     Lender




                                     By:
                                        -------------------------
                                     Name:
                                     Title:




        [SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

    The following Persons are signatories to this Agreement in their capacities as Credit Parties and not as Borrowers.

                                     BOBCAT PRESSURE CONTROL, INC., as a
                                     Credit Party




                                     By:
                                        -------------------------
                                     Name:
                                     Title:


                                     BOBBY JOE CUDD COMPANY, as a Credit
                                     Party




                                     By:
                                        -------------------------
                                     Name:
                                     Title:






        [SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

                               ANNEX A (RECITALS)
                                       TO
                                CREDIT AGREEMENT

                                   DEFINITIONS

    Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

    "A Rated Bank" has the meaning ascribed thereto in Section 6.2.

    "Acceptable Appraiser" shall mean Superior Auctioneers & Marketing, Inc. (unless Agent has notified Borrower in writing that Superior Auctioneers & Marketing, Inc. shall no longer constitute an acceptable appraiser to Agent) and each other appraisal firm approved by the Agent in its sole discretion.

    "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

    "Accounting Changes" has the meaning ascribed thereto in Annex F.

    "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods),
(d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables and
(f) all collateral security of any kind, now owned or hereafter in existence, given by any Account Debtor or any other Person with respect to any of the foregoing.

    "Acquisition" means the acquisition of 100% of the Stock, and all warrants and options therefore, of Bobcat by Borrower on the Closing Date pursuant to the terms of the Acquisition Agreement.

    "Acquisition Agreement" means that certain Purchase Agreement, dated as of the date hereof, by and among Borrower, the Sellers, Bobcat and BJCC.

    "Advance" means any Revolving Credit Advance, Swing Line Advance or CapEx Advance, as the context may require.

    "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

    "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

    "Agreement" means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

    "Appendices" has the meaning ascribed to it in the recitals to this Agreement.

    "Applicable CapEx Loan Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the CapEx Loan, as determined by reference to Section 1.5(a).

    "Applicable CapEx Loan LIBOR Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the CapEx Loan, as determined by reference to Section 1.5(a).

    "Applicable Margins" means collectively the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin, the Applicable CapEx Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin, the Applicable CapEx LIBOR Margin and the Applicable Term Loan LIBOR Margin.

    "Applicable Percentage" has the meaning ascribed to it in Section 1.9(d).

    "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

    "Applicable Revolver LIBOR Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

    "Applicable Term Loan Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

    "Applicable Term Loan LIBOR Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

    "Applicable Unused Line Fee Margin" means the per annum fee, from time to time in effect, payable in respect of Borrower's non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

    "Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

    "Assignment Agreement" has the meaning ascribed to it in Section 9.1(a).

    "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. ss.ss.101 et seq.

    "BJCC" means Bobby Joe Cudd Company, an Oklahoma corporation and wholly owned subsidiary of Bobcat.

    "Blocked Accounts" has the meaning ascribed to it in Annex B.

    "Bobcat" means Bobcat Pressure Control, Inc.

    "Borrower" has the meaning ascribed thereto in the preamble to this Agreement.

    "Borrowing Availability" means as of any date of determination the lesser of
(i) the Maximum Revolver Amount and (ii) the Borrowing Base, in each case, less the aggregate Revolving Loan and Swing Line Loan then outstanding.

    "Borrowing Base" means, as of any date of determination by Agent, from time to time, an amount up to 85% of the book value of Eligible Accounts, less any Reserves established by Agent at such time.

    "Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by Borrower in the form attached to this Agreement as Exhibit 4.1(b).

    "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

    "CapEx Advance" has the meaning ascribed to it in Section 1.1(c)(i).

    "CapEx Borrowing Availability" means as of any date of determination the lesser of (i) the Maximum CapEx Amount and (ii) the CapEx Borrowing Base, in each case, less the aggregate CapEx Loan then outstanding.

    "CapEx Borrowing Base" means, as of any date of determination by Agent, from time to time, an amount equal to the lesser of (i) up to 80% of the arms-length "hard" costs (excluding taxes, transportation, installation, licensing, labor and other "soft" costs) of all Eligible CapEx Equipment and (ii) to the extent Agent has requested an appraisal, up to 75% of the Forced Liquidation Value of all Eligible CapEx Equipment. The Agent retains the right from time to time to reduce the advance rates for the CapEx Borrowing Base in its sole discretion.

    "CapEx Commitment Termination Date" means the earliest of (a) the first anniversary of the Closing Date, (b) the date of termination of Lenders' obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans, and the permanent reduction of all Commitments to zero dollars ($0).

    "CapEx Lenders" means, as of any date of determination, Lenders having CapEx Loan Commitments.

    "CapEx Loan" means, at any time, the aggregate amount of CapEx Advances outstanding to Borrower.

    "CapEx Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make CapEx Advances as set forth on Annex I to this Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement, and (b) as to all Lenders, the aggregate commitment of all Lenders to make CapEx Advances, which aggregate commitment shall be Five Million ($5,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

    "CapEx Note" has the meaning ascribed to it in Section 1.1(c)(ii).

    "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

    "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

    "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

    "Cash Management Systems" has the meaning ascribed to it in Section 1.8.

    "Centre Partners" means collectively, Centre Southwest Partners LLC, Centre Partners Management LLC and their affiliates.

    "Centre Partners Settlement Documents" means, collectively, all documents, agreements, releases and other instruments executed by, or by and among, Centre Partners and the Credit Parties in connection with resolving and releasing any claims that any such parties may have against any other of such parties.

    "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

    "Change of Control Payments" means payments made or accrued by Borrower pursuant to the Employment Agreements as a result of the occurrence of a "change of control" (as defined in any such Employment Agreement) or sale of the stock or assets of the Borrower.

    "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any

Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

    "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

    "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

    "Closing Date" means December 16, 2005.

    "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

    "Collateral" means the property covered by the Security Agreement, the Pledge Agreements, the Guaranties, any Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

    "Collateral Documents" means the Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Subsidiary Guaranty, the Pledge Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

    "Collateral Reports" means the reports with respect to the Collateral referred to in Annex D.

    "Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account".

    "Commitment Termination Date" means the earliest of (a) December 16, 2008,
(b) the date of termination of Lenders' obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans, and the permanent reduction of all Commitments to zero dollars ($0).

    "Commitments" means (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment), Term Loan Commitment and CapEx Loan Commitment as set forth on Annex 1 to this Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of the Revolving Loan Commitment), Term Loan Commitments and CapEx Loan Commitments, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

    "Compliance Certificate" has the meaning ascribed to it in Annex C.

    "Concentration Accounts" has the meaning ascribed to it in Annex B.

    "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

    "Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

    "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

    "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

    "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

    "Credit Parties" means Borrower and each of its Subsidiaries.

    "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

    "Default Rate" has the meaning ascribed to it in Section 1.5(d).

    "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

    "Disbursement Accounts" has the meaning ascribed to it in Annex B.

    "Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to this Agreement.

    "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

    "Dollars" or "$" means lawful currency of the United States of America.

    "E-Fax" means any system used to receive or transmit faxes electronically.

    "E-System" means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person's respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

    "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax benefits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of
(i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period to the extent approved by Agent and Second Lien Agent (without contrary instructions from the

"Requisite Lenders" under the Second Lien Credit Agreement), (iv) depreciation and amortization for such period, (v) amortized debt discount for such period,
(vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock and
(vii) Change of Control Payments in an aggregate amount not to exceed $2,632,408 over the term of this Agreement, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary; provided, however, that the income (or deficit) of Bobcat and its Subsidiaries accrued prior to the date they became Subsidiaries of Black Warrior and prior to any date in which they were merged into Borrower shall be included in determining consolidated net income of Borrower.

    "Eligible Accounts" has the meaning ascribed to it in Section 1.6.

    "Eligible CapEx Equipment" means Equipment that the Credit Parties proposes to acquire or acquires after the Closing Date with the proceeds of a CapEx Advance, to the extent designated as "Eligible CapEx Equipment" by Agent in its sole discretion after review of all relevant information and documents requested by Agent with respect to such Equipment. The Agent retains the right to adjust the standards of eligibility after any CapEx Advance is made in its sole discretion.

    "Eligible Term Equipment" means all Equipment of the Credit Parties and Inventory of the Credit Parties consisting of tools and parts for Equipment existing on the Closing Date and subject to the appraisal performed on September 30, 2005 by Superior Asset Appraisals, Inc. on behalf of the Agent (with respect to all Eligible Term Equipment owned by Borrower) and by the appraisal performed on August 11, 2005 by Superior Asset Appraisals, Inc. on behalf of the Agent (with respect to all Eligible Term Equipment owned by Bobcat and its Subsidiaries).

    "Employment Agreements" means the employment agreements to which Borrower is a party.

    "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss.5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss.136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss.6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss.7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss.1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss.651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

    "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

    "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

    "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

    "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c),
(m) or (o) of the IRC.

    "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

    "ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

    "Event of Default" has the meaning ascribed to it in Section 8.1.

    "Excess Cash Flow" means, without duplication, with respect to any Fiscal Year of Borrower and its Subsidiaries, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, minus (c) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (d) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, plus
(f) taxes deducted in determining consolidated net income to the extent not paid for in cash.

    "Excluded Subordinated Note" means that certain Subordinated Note dated December 17, 1999, made by the Borrower to James A. Belushi Declaration Trust in the original principal amount of $100,000.

    "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

    "Fair Salable Balance Sheet" means a balance sheet of Borrower prepared in accordance with Section 3.4(d).

    "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

    "Fees" means any and all fees payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

    "Financial Covenants" means the financial covenants set forth in Annex F.

    "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex C.

    "First Lien Agent" has the meaning ascribed thereto in the preamble to this Agreement.

    "First Priority" means, with respect to any Lien purported to be created pursuant to any Collateral Documents, that such Lien is the only Lien to which the underlying property or assets is subject, other than (i) any Permitted Encumbrances, (ii) subject to the Intercreditor Agreement, the Liens securing the Second Lien Loan; and (iii) subject to the Subordination Agreements, the Liens securing the Subordinated Debt.

    "First Tier Leverage Ratio" means, as of any date of determination, the ratio of (a) the outstanding Loans as of such date of determination to (b) EBITDA for the trailing twelve consecutive months ending on or immediately prior to such date of determination.

    "Fiscal Month" means any of the monthly accounting periods of Borrower.

    "Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

    "Fiscal Year" means any of the annual accounting periods of Borrower ending on December 31 of each year.

    "Fixed Charges" means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid in cash during such period, plus (b) scheduled payments of principal with respect to Indebtedness (other than Permitted Insurance Premium Indebtedness to the extent that such payments are characterized as operating expenses of the Borrower and payments made to holders of Subordinated Debt to the extent permitted under Section 1.4) during such period.

    "Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of (x) (i) EBITDA minus (ii) Capital Expenditures paid in cash during such period (excluding Capital Expenditures made by the Borrower during such period that are financed entirely with the proceeds of CapEx Loans) minus (iii) income taxes paid in cash during such period to (y) Fixed Charges.

    "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

    "Forced Liquidation Value" means, with respect to any Equipment, the "forced liquidation value" of such Equipment as determined by the most recent appraisal performed by or at the request of the Agent, by an Acceptable Appraiser.

    "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

    "GAAP" means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex F to this Agreement.

    "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

    "GE Capital Fee Letter" means that certain letter, dated as of the Closing Date, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

    "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

    "Goods" means any "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of
(x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

    "Guaranties" means, collectively, each guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

    "Guarantors" means each Subsidiary of Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

    "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

    "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments,
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured,
(h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

    "Indemnified Liabilities" has the meaning ascribed to it in Section 1.13.

    "Indemnified Person" has the meaning ascribed to it in Section 1.13.

    "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

    "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

    "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

    "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

    "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the Closing Date, between Agent and the Second Lien Agent, and acknowledged and agreed to by the Credit Parties.

    "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether or not paid in cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person but excluding interest expense with respect to any Permitted Insurance Premium Indebtedness of such Person and interest expense for the relevant period that has been capitalized on the consolidated balance sheet of Borrower.

    "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under this Agreement.

    "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

    "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

    "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

    "IRS" means the Internal Revenue Service.

    "Junior Capital" means (i) all Subordinated Notes and all Stock of the Borrower owned by St. James and the other Subordinated Noteholders as of the Closing Date,(ii) the Stock of the Borrower issued in exchange for warrants, Subordinated Notes and other convertible securities pursuant to those certain Recapitalization Agreements, dated October 2005 and November 2005, between the Borrower and the other parties thereto, and (iii) for purposes of Section 1.3(b)(v), (A) the fee referred to in Section 6.14(f) and (B) the Change of Control Payments referred to in Section 6.14(g)(2).

     "Lenders" means GE Capital, the other Lenders named on the signature pages of this Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

    "Lender Securities" means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Lender Securities.

    "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

    "Leverage Ratio" means, with respect to Borrower, on a consolidated basis, the ratio of (a) Funded Debt (excluding the Subordinated Debt) as of any date of determination to (b) the sum of EBITDA for the twelve months ending on that date of determination.

    "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

    "LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

    "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

    (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

    (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

    (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

    (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

    (e) Borrower shall select LIBOR Periods so that there shall be no more than 3 separate LIBOR Loans in existence at any one time.

    "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

    (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

    (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

    If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

    "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

    "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

    "Litigation" has the meaning ascribed to it in Section 3.13.

    "Loan Account" has the meaning ascribed to it in Section 1.12.

    "Loan Documents" means this Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist (excluding Second Lien Loan Documents) executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

    "Loans" means the Revolving Loan, the Swing Line Loan, the CapEx Loan and the Term Loan.

    "Lock Boxes" has the meaning ascribed to it in Annex B.

    "Margin Stock" has the meaning ascribed to in Section 3.10.

    "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party, (b) any Credit Party's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement or any other Loan Document, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it shall also constitute a Material Adverse Effect if at any time the "Average Rig Count" for the United States (excluding Canada and International rigs) published from time to time by Baker Hughes, Inc. falls below 800 for 12 consecutive weeks.

    "Maximum CapEx Amount" means, as of any date of determination, an amount equal to the CapEx Loan Commitment of all Lenders as of that date.

    "Maximum Revolver Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

    "Mortgaged Properties" has the meaning assigned to it in Annex C.

    "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

    "Net Equity Proceeds" has the meaning ascribed to it in Section 1.3(b)(v).

    "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

    "Notes" means, collectively, the Revolving Notes, the Swing Line Note, the CapEx Notes and the Term Notes.

    "Notice of CapEx Credit Advance" has the meaning ascribed to it in Section 1.1(c).

    "Notice of Conversion/Continuation" has the meaning ascribed to it in
Section 1.5(e).

    "Notice of Revolving Credit Advance" has the meaning ascribed to it in
Section 1.1(a).

    "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, Swap Related Reimbursement

Obligations, expenses, attorneys' fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

    "Original Credit Agreement" has the meaning assigned to such term in the recitals of this Agreement.

    "Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

    "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

    "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

    "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Pension Plan" means a Plan described in Section 3(2) of ERISA.

    "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of this Agreement.

    "Permitted Insurance Premium Indebtedness" shall mean Indebtedness of the Borrower incurred to finance insurance premiums of the Borrower in the ordinary course of business.

    "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

    "Plan" means, at any time, an "employee benefit plan", as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

    "Pledge Agreement" means the Pledge Agreement of even date herewith executed by certain of the Credit Parties in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Subsidiaries of the Borrower.

    "Proceeds" means "proceeds," as such term is defined in the Code, including
(a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

    "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of October 31, 2005 after giving pro forma effect to the Related Transactions.

    "Projections" means Borrower's forecasted consolidated and consolidating:
(a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

    "Pro Rata Share" means with respect to all matters relating to any Lender,
(a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan(s), the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by
(ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1,
(c) with respect to the CapEx Loan(s), the percentage obtained by dividing (i) the CapEx Loan Commitment of that Lender by (ii) the aggregate CapEx Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (d) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (e) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

    "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

    "Real Estate" has the meaning ascribed to it in Section 3.6.

    "Refunded Swing Line Loan" has the meaning ascribed to it in Section 1.1(d)(iii).

    "Register" means a record of ownership in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent and each Lender in the Term Loans and the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right.

    "Related Transactions" means the initial borrowing under the Revolving Credit Loan and the funding of the Term Loan on the Closing Date, the consummation of the Acquisition, the extension of the maturity date of the Subordinated Notes to a date no earlier than ninety (90) days after the Second Lien Maturity Date and the effectiveness of all other amendments thereto contemplated hereby, the funding of the Second Lien Loan, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

    "Related Transactions Documents" means the Loan Documents, the Subordination Agreements, Subordinated Notes, the Acquisition Agreement (and all documents and agreements executed or delivered in connection therewith), the Second Lien Credit Documents, the Intercreditor Agreement, the Centre Partner Settlement Documents and all other agreements or instruments executed in connection with the Related Transactions.

    "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

    "Requisite CapEx Lenders" means Lenders having (a) more than 66 2/3% of the CapEx Loan Commitments of all Lenders, or (b) if the CapEx Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the CapEx Loan; provided however that so long as there is more than one CapEx Lender, in no event shall Requisite CapEx Lenders be less than two Lenders.

    "Requisite Lenders" means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans; provided however that so long as there is more than one Lender, in no event shall Requisite Lenders be less than two Lenders.

    "Requisite Revolving Lenders" means Lenders having (a) more than 66 2/3% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Revolving Loan; provided however that so long as there is more than one Revolving Lender, in no event shall Requisite Revolving Lenders be less than two Lenders.

    "Requisite Term Lenders" means Lenders having more than 66 2/3% of the aggregate outstanding amount of the Term Loan; provided however that so long as there is more than one Term Lender, in no event shall Requisite Term Lenders be less than two Lenders.

    "Reserves" means, with respect to the Borrowing Base of Borrower, (a) reserves established pursuant to Section 5.4(c), (b) reserves in amount equal to (i) the Swap Related Reimbursement Obligations, less (ii) if no Event of Default has occurred and is continuing, $300,000, and (c) such other reserves against Eligible Accounts or Borrowing Availability of Borrower that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expense or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

    "Restricted Payment" means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt or the Second Lien Loan;
(d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates; and (h) any Change of Control Payments paid in cash.

    "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

    "Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i).

    "Revolving Lenders" means, as of any date of determination, Lenders having a Revolving Loan Commitment.

    "Revolving Loan" means, at any time, the aggregate amount of Revolving Credit Advances outstanding to Borrower.

    "Revolving Loan Commitment" means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances as set forth on Annex 1 to this Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances, which aggregate commitment shall be Fifteen Million ($15,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

    "Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

    "Second Lien Agent" means General Electric Capital Corporation, in its capacity as agent for the lenders providing the Second Lien Loan, together with all successors and replacements thereof.

    "Second Lien Credit Agreement" means that certain Second Lien Credit Agreement, dated as of the Closing Date, among Borrower, the lenders from time to time parties thereto and the Second Lien Agent, as originally in effect or as amended, modified or supplemented in accordance with the terms of the Intercreditor Agreement.

    "Second Lien Loan" means the term loan in the principal amount of $25,000,000 made to Borrower on the Closing Date by lenders party to the Second Lien Credit Agreement.

    "Second Lien Loan Documents" means all "Loan Documents" as defined in the Second Lien Credit Agreement.

    "Second Lien Maturity Date" means the "Maturity Date", as such term is defined in the Second Lien Credit Agreement.

    "Security Agreement" means the Amended and Restated Security Agreement, dated as of the Closing Date entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party.

    "Sellers" mean, collectively, Bobby Joe Cudd, Bill Benedick, Steve Johnson and Petro Capital I, L.P., a Texas limited partnership.

    "Significant Lender" shall mean any Lender that, together with all of its Affiliates and Approved Funds, holds at least 50% of the outstanding Loans.

    "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

    "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person;
(b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

    "SPV" means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

    "St. James" means, collectively, St. James Capital Corp., a Delaware corporation, St. James Capital Partners, L.P., a Delaware limited partnership, SJMB, LP, a Delaware limited partnership, and SJMB, LLC, a Delaware limited liability company.

    "Stock" means all shares, options, warrants, Stock Equivalents, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of
1934).

    "Stock Equivalents" means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

    "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

    "Subordinated Debt" means the Indebtedness of Borrower evidenced by the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

    "Subordinated Note Holders" shall mean each of the Persons listed on Disclosure Schedule 3.24.

    "Subordinated Notes" means those certain promissory notes issued by Borrower and described on Disclosure Schedule 3.24.

    "Subordination Agreement" shall mean those certain Amended and Restated Subordination Agreements, dated as of the Closing Date, by and among the Subordinated Note Holders, the Agent, the Second Lien Agent and Borrower, as amended, restated, reaffirmed or otherwise modified from time to time with the consent of the Agent.

    "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

    "Subsidiary Guaranty" means the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower in favor of Agent, on behalf of itself and Lenders.

    "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

    "Swap Related L/C" means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower's payment obligations under any and all such interest rate protection or hedging agreements or transactions.

    "Swap Related Reimbursement Obligation" has the meaning ascribed to it in
Section 1.2.

    "Swing Line Advance" has the meaning ascribed to it in Section 1.1(d)(i).

    "Swing Line Availability" has the meaning ascribed to it in Section
1.1(d)(i).

    "Swing Line Commitment" means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex 1 to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

    "Swing Line Lender" means GE Capital.

    "Swing Line Loan" means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

    "Swing Line Note" has the meaning ascribed to it in Section 1.1(d)(ii).

    "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

    "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and (c) Borrower shall not have any further right to borrow any monies under this Agreement.

    "Term Lenders" means those Lenders having Term Loan Commitments.

    "Term Loan" has the meaning assigned to it in Section 1.1(b)(i).

    "Term Loan Commitment" means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex 1 to this Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Thirty Million ($30,000,000) on the Closing Date. After advancing the Term Loan, each reference to a Lender's Term Loan Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan.

    "Term Note" has the meaning assigned to it in Section 1.1(b)(i).

    "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

    "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

    "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

    "Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

    "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

    "Waived Prepayment" has the meaning assigned to it in Section 1.3(c).

    "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

    Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth in Annex F. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                              ANNEX B (SECTION 1.8)
                                       TO
                                CREDIT AGREEMENT

                             CASH MANAGEMENT SYSTEM

    Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

    (a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes ("Lock Boxes") or at Agent's discretion, blocked accounts ("Blocked Accounts") at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock
Box) into one or more Blocked Accounts in Borrower's name or any such Subsidiary's name and at a bank identified in Disclosure Schedule (3.19) (each, a "Relationship Bank"). On or before the Closing Date, Borrower shall have established a concentration account in its name (the "Concentration Account") at the bank that shall be designated as the Concentration Account bank in Disclosure Schedule (3.19) (the "Concentration Account Bank") which bank shall be reasonably satisfactory to Agent.

    (b) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances, Swing Line Advances and CapEx Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4.

    (c) On or before the Closing Date (or such later date as Agent shall consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders,
(ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked Account to the

Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from the Concentration Account into the Collection Account. Borrower shall not cause or permit any of its Subsidiaries to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

    (d) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace the Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

    (e) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each of its Subsidiaries shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

    (f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

    (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account. Borrower on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

                            ANNEX C (SECTION 2.1(A))
                                       TO
                                CREDIT AGREEMENT

                                CLOSING CHECKLIST

    In addition to, and not in limitation of, the conditions described in
Section 2.1 of this Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to this Agreement):

    A. Appendices. All Appendices to this Agreement, in form and substance satisfactory to Agent.

    B. Revolving Notes, Swing Line Note, CapEx Notes and Term Notes. Duly executed originals of the Revolving Notes, Swing Line Note, CapEx Notes and Term Notes for each applicable Lender, dated the Closing Date.

    C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, from each Credit Party, and all instruments, documents and agreed executed pursuant thereto, including without limitation the powers of attorney contemplated thereby.

    D. Insurance. Satisfactory evidence that (i) the insurance policies required by Section 5.4 are in full force and effect (except to the extent permitted to be delivered after the Closing Date pursuant to Section 5.13), together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders, and (ii) all key-man life insurance policies required under Section 5.4(d) have been assigned to Agent, with the written consent and acknowledgment of the Borrower and the insurer issuing such policies, all in form and substance satisfactory to Agent.

    E. Security Interests and Code Filings.

       (1) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected First Priority Lien in the Collateral subject, as to priority, only to Permitted Encumbrances (and not to Liens securing the Second Lien Loan or any Subordinated Debt), including (i) such documents duly executed or authorized (with respect to UCC financing statements) by each Credit Party (including UCC financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for (i) Permitted Encumbrances, (ii) subject to the Intercreditor Agreement, the Liens securing the Second Lien Loan and (iii) subject to the Subordination Agreements, the Liens securing the Subordinated Debt.

       (b) Evidence satisfactory to Agent, including copies, of all UCC and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

       (c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by any Credit Party, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Credit Party, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Credit Party.

    F. Payoff Letter; Termination Statements. Copies of duly executed payoff letters, in form and substance satisfactory to Agent, from each of Comerica Bank, Bobby Joe Cudd and Superior Snubbing Services, Inc. evidencing the repayment in full of all Indebtedness and related obligations owed by Bobcat and its Subsidiaries to such parties, together with (a) authorization for Borrower or Agent to file such UCC termination statements, in form and substance satisfactory to Agent, releasing all Liens of such lenders on any property of any Credit Party, (b) such other releases and other termination statements, requested by and in form and substance satisfactory to Agent, manually executed by such lenders and (c) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements in favor of such lenders or relating to the Indebtedness owed to such lenders.

    G. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party that owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

    H. Subsidiary Guaranty Agreement. Duly executed originals of the Subsidiary Guaranty, executed by and each direct and indirect Subsidiary of Borrower in favor of Agent, for the benefit of Lenders.

    I. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Accounts of Borrower as of a date not more than seven (7) days prior to the Closing Date.

    J. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

    K. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan and the initial Revolving Credit Advance.

    L. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with

Annex B to this Agreement have been established and are currently being maintained in the manner set forth in such Annex B, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex B.

    M. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

    N. Bylaws and Resolutions. For each Credit Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

    O. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

    P. Opinions of Counsel. Duly executed originals of opinions of Rosen, Cook, Sledge, Davis, Cade & Shattuck, P.A., counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

    Q. Pledge Agreement. Duly executed originals of the Pledge Agreement accompanied by (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original instruments evidencing Indebtedness being pledged pursuant to the Pledge Agreement, duly endorsed in blank.

    R. Intentionally Omitted.

    S. Appointment of Agent for Service. An appointment of CT Corporation as each Credit Party's agent for service of process.

    T. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

    U. Officer's Certificate. Duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that (a) after giving effect to the transactions contemplated hereby (i) the Leverage Ratio does not exceed 2.5:1.0 and (ii) the First Tier Leverage Ratio does not exceed 1.5:1.0, and (b) since December 31, 2004 (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (ii) there has been no material adverse change in the industry in which Borrower operates; (iii) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Loan Documents; (iv) there have been no Restricted Payments made by any Credit Party; (v) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent; and (vi) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

    V. Waivers. Duly executed landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

    W. Subordination and Intercreditor Agreements. Agent and Lenders shall have received all subordination and/or intercreditor agreements, all in form and substance satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party, including without limitation the Intercreditor Agreement and the Subordination Agreements, duly executed by all parties thereto. Agent and Lenders shall have received certified copies of amendments to the Subordinated Notes extending the maturity date of the Subordinated Notes to no earlier than ninety one (91) days after the Second Lien Maturity Date and consenting to the Borrower incurring the Indebtedness and granting the Liens contemplated under the Loan Documents and the Second Lien Loan Documents, such amendments to be in form and substance satisfactory to Agent in its sole discretion and executed by all holders of the Subordinated Notes.

    X. Employment Agreements. Agent shall have received certified copies of the Employment Agreements and any other employment agreements with key employees identified by Agent, in each case in form and substance satisfactory to Agent.

    Y. Appraisals. Agent shall have received appraisals as to all Eligible Term Equipment, each of which shall be in form and substance reasonably satisfactory to Agent.

    Z. Financials; Financial Condition. Agent shall have received a copy of Borrower's Form 10-Q/A filed with the Securities and Exchange Commission for the Fiscal Quarter ending September 30, 2005, the Financial Statements, Projections and other materials set forth in Section 3.4, all certified by Borrower's Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of

Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; (d) the Fair Salable Balance Sheet was prepared on the same basis as the Pro Forma, except that Borrower's assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof; and (e) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

    AA. Mortgages and Amendments Thereto. If requested by Agent, Mortgages covering all of the Real Estate owned by the Credit Parties (the "Mortgaged Properties"), including without limitation amendment to all Mortgages granted to the Agent prior to the Closing Date pursuant to the Original Credit Agreement, reflecting the restructuring of the Commitments under this Agreement, to the extent necessary or desirable, together with: (a) endorsements to title insurance policies issued to the Agent prior to the Closing Date, in satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages and amendments thereto have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable First Priority Lien (subject as to priority only to Permitted Encumbrances and not to the Lien securing the Second Lien Loan or any Subordinated Debt) on each parcel of such Real Estate in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law) securing the Commitments and Obligations; and (c) an opinion of counsel in each state in which any such Real Estate is located in form and substance and from counsel reasonably satisfactory to Agent.

    BB. Assignment of Representations, Warranties, Covenants, Indemnities and Rights. Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of Borrower's rights under the Acquisition Agreement, which assignment shall be expressly permitted under the Acquisition Agreement or shall have been consented to by the Sellers in writing.

    CC. Related Transactions. Agent shall have received certified copies of all Related Transaction Documents, including without limitation the Acquisition Agreement and related documents, the Second Lien Loan Documents and the Centre Partners Settlement Documents, all in form and substance satisfactory to Agent.


    DD. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX D (SECTION 4.1(A))
                                       TO
                                CREDIT AGREEMENT

                FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

    Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

    (a) Monthly Financials. To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments, and without footnotes or disclosures required by GAAP). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each Financial Covenant that is tested on a monthly basis, and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

    (b) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments, and without footnotes or disclosures required by GAAP). Such financial information shall be accompanied by (A) a Compliance Certificate showing the calculations used in determining compliance with each Financial Covenant, and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

    (c) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrower, on a consolidated and consolidating basis, approved by the board of directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

    (d) Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in substantially the form of Disclosure Schedule (4.1(a)) signed by such accounting firm, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

    (e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

    (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

    (g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

    (h) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two
(2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

    (i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

    (j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

    (k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

    (l) Lease Default Notices. To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

    (m) Lease Amendments. To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

    (n) Hedge Agreements. To Agent, within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

    (o) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall from time to time reasonably request.

    (p) Weekly Accounts Payable Reports. To Agent and Lenders, as soon as available, but not later than three (3) Business Days after the end of each week, a report setting forth an aging of accounts payable.

    (q) Cash Budgets. To Agent and Lenders, as soon as available, but not later than three (3) Business Days after the end of each week, a weekly cash budget for the immediately following thirteen (13) week period, in form an substance satisfactory to the Agent in its sole discretion.

                            ANNEX E (SECTION 4.1(B))
                                       TO
                                CREDIT AGREEMENT

                               COLLATERAL REPORTS

    Borrower shall deliver or cause to be delivered the following:

    (a) To Agent, upon its request, and in any event no less frequently than (i) 15 days after the end of each fiscal month of the Borrower, if no Default has occurred and is continuing and (ii) 12:00 p.m. (New York time) on Wednesday of each week if a Default has occurred and is continuing, (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding month or week, as the case may be:

        (i) a Borrowing Base Certificate with respect to all Credit Parties, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

        (ii) a monthly trial balance showing outstanding Accounts of the Credit Parties aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

    (b) To Agent, on a monthly basis if no Default has occurred and is continuing, on a weekly basis if a Default has occurred and is continuing, or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to the Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Credit Parties as of the last day of the immediately preceding month or week, as the case may be, or the date two (2) days prior to the date of any such request;

    (c) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex D:

        (i) a reconciliation of the Accounts trial balance of the Credit Parties to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex D, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

        (ii) an aging of accounts payable and a reconciliation of that accounts payable aging to the general ledger of the Credit Parties and monthly Financial Statements delivered pursuant to Annex D, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

        (iii) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to the general ledger of the Credit Parties and monthly Financial Statements delivered pursuant to Annex D, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

    (e) To Agent, within thirty (30) days after the end of each Fiscal Quarter, a detailed list of all Equipment of the Credit Parties, setting forth additions and deletions of Equipment since the end of the previous Fiscal Quarter;

    (f) To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex D, (i) a listing of government contracts of the Credit Parties subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

    (g) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (including all Inventory consisting of tools), which the Credit Parties shall conduct no less frequently than semi-annually (and, if a Default or an Event of Default has occurred and is continuing, the Credit Parties shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

    (h) Borrower, at its own expense, shall deliver to Agent such appraisals of the Forced Liquidation Value (and other values if requested by Agent) of the Eligible Term Equipment and Eligible CapEx Equipment performed by Acceptable Appraisers, promptly upon Agent's request, such appraisals to be conducted no more frequently than once per year, unless a Default or Event of Default has occurred and is continuing, and then as frequently as Agent may request, such appraisals to be in form and substance reasonably satisfactory to Agent; Borrower, at its own expense, shall also deliver such appraisals of its other assets to Agent after the occurrence and during the continuance of a Default or an Event of Default promptly upon Agent's request, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Agent; and

    (i) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

    All reports, statements and reconciliations described in this Annex E shall be delivered to Agent at its address set forth on Annex H, with no copies to its outside or internal counsel, but with copies to:

    General Electric Capital Corporation
    201 Merritt 7
    Norwalk, CT 06856-5201
    Attention: Operations Department
    Telecopier No.: (203) 229-5792

                             ANNEX F (SECTION 6.10)
                                       TO
                                CREDIT AGREEMENT

                               FINANCIAL COVENANTS

    Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

    (a) Maximum Capital Expenditures. Commencing with Fiscal Year 2006, Borrower and its Subsidiaries on a consolidated basis shall not make Capital
Expenditures (other than Capital Expenditures made by the Borrower that are financed entirely with the proceeds of CapEx Loans) in excess of $6,500,000 in any Fiscal Year; provided, however, that the foregoing amount of permitted Capital Expenditures will be increased in any period by the positive amount (if any) equal to $6,500,000 minus the actual amount of any Capital Expenditures expended during such prior period (the "Carry Over Amount"), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

    (b) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have, on a consolidated basis at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2006, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.5:1.0; provided, however, that for the purpose of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, EBITDA and Fixed Charges shall be measured for the period commencing on January 1, 2006 and ending on the last day of such Fiscal Quarter.

    (c) Maximum Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, a Leverage Ratio as of the last day of such Fiscal Month and for the 12-month period then ended of not more than the following

        2.25:1.00 for the Fiscal Months ending on January 31, 2006 through
                  March 31, 2006;
        2.25:1.00 for the Fiscal Months ending on April 30, 2006 through
                  June 30, 2006;
        2.00:1.00 for the Fiscal Months ending on July 31, 2006 through
                  September 30, 2006;
        2.00:1.00 for the Fiscal Months ending on October 30, 2006 through
                  December 31, 2006;
        2.00:1.00 for the Fiscal Months ending on January 31, 2007 through
                  March 31, 2007; and
        1.75:1.00 for each Fiscal Month ending thereafter.

    (d) Maximum First Tier Leverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2006, a First Tier Leverage Ratio for the 12-month period then ended of not more than 1.5:1.0.

    (e) Minimum Borrowing Availability. Borrower shall at all times maintain Borrowing Availability (on a pro forma basis, with trade payables being paid consistently with Borrower's historical practice, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without any deterioration of working capital) of at least $1,000,000.

    (f) Minimum EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, EBITDA for the 12-month period then ended of not less than the following:

        $33,000,000 for the Fiscal Months ending on January 31, 2006 through
                    March 31, 2006;
        $33,000,000 for the Fiscal Months ending on April 30, 2006 through
                    June 30, 2006;
        $34,000,000 for the Fiscal Months ending on July 31, 2006 through
                    September 30, 2006;
        $34,000,000 for the Fiscal Months ending on October 30, 2006 through
                    December 31, 2006; and
        $35,000,000 for each Fiscal Months ending thereafter.

    Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

                            ANNEX G (SECTION 9.9(A))
                                       TO
                                CREDIT AGREEMENT

                            WIRE TRANSFER INFORMATION



Name:                General Electric Capital Corporation
Bank:                DeutscheBank Trust Company Americas
                     New York, New York
ABA #:               021001033
Account #:           50232854
Account Name:        GECC/CAF Depository
Reference:           CFA6078

                             ANNEX H (SECTION 11.10)
                                       TO
                                CREDIT AGREEMENT

                                NOTICE ADDRESSES

(A)    If to Agent or GE Capital, at
       General Electric Capital Corporation
       500 West Monroe
       Chicago, Illinois 60661
       Attention: Black Warrior Wireline Corp. Account Manager
       Telecopier No.: (312) 463-3840
       Telephone No.: (312) 441-7599

       with copies to:

       King & Spalding LLP
       191 Peachtree Street, N.E.
       Atlanta, Georgia 30303-1763
       Attention: Carolyn Z. Alford, Esq.
       Telecopier No.: (404) 572-5100
       Telephone No.: (404) 572-4600

       and

       General Electric Capital Corporation
       201 Merritt 7
       Norwalk, Connecticut 06856-5201
       Attention: Corporate Counsel
       Telecopier No.: (203) 956-4001
       Telephone No.: (203) 956-4379

(B)    If to Borrower, at

       Black Warrior Wireline Corp.
       100 Rosecrest Lane
       Columbus, Mississippi 39701
       Attention: William L. Jenkins
       Telecopier No.: 662-329-1089
       Telephone No.: 662-329-1047

       with copies to:

       Rosen, Cook, Sledge, Davis, Cade & Shattuck, P.A.
       2117 Jack Warner Parkway
       Tuscaloosa, AL 35401
       Attention: James J. Sledge, Esq.
       Telecopier No.: 205-758-8358
       Telephone No.: 205-344-5000

                 ANNEX 1 (FROM ANNEX A - COMMITMENTS DEFINITION)
                                       TO
                                CREDIT AGREEMENT


Commitments                                           Lender
---------------------------------        ------------------------------------
Revolving Loan Commitment
$6,000,000                               General Electric Capital Corporation
including a Swing Line Commitment
of $3,000,000)

Term Loan Commitment:
$12,000,000                              General Electric Capital Corporation

CapEx Loan Commitment:
$2,000,000                               General Electric Capital Corporation

Revolving Loan Commitment
$4,500,000                               LaSalle Business Credit, LLC

Term Loan Commitment:
$9,000,000                               LaSalle Business Credit, LLC

CapEx Loan Commitment:
$1,500,000                               LaSalle Business Credit, LLC

Revolving Loan Commitment
$4,500,000                               CIT Business Credit, Inc.

Term Loan Commitment:
$9,000,000                               CIT Business Credit, Inc.

CapEx Loan Commitment:
$1,500,000                               CIT Business Credit, Inc.


                                    Annex 1 - 1